EXHIBIT 10.9

AMERICAN PUBLIC UNIVERSITY SYSTEM, INC.

AMERICAN PUBLIC EDUCATION, INC.

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is entered into as of this 4th day of November, 2011, by and between American Public University System, Inc., a West Virginia corporation (the “Company”), American Public Education, Inc., a Delaware corporation (the “Parent”) and Karan Powell (the “Executive”).

WHEREAS, the Company is a wholly owned subsidiary of Parent; and

WHEREAS, the Company desires to employ the Executive, and the Executive desires to be employed by the Company, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:

1.
Employment. On the terms and conditions set forth in this Agreement, the Parent agrees to cause the Company to, and the Company agrees to employ the Executive, and the Executive agrees to be employed by the Company, for the term set forth in Section 2 hereof and in the position and with the duties set forth in Section 3 hereof.

2.
Term. The employment of the Executive by the Company as provided in Section 1 hereof shall be deemed to have commenced on November 4, 2011 and, unless sooner terminated as hereinafter set forth, shall end on February 28, 2013; provided, however, that this Agreement will automatically renew for additional one (1) year periods (each a “Renewal Term”) on each anniversary thereof unless the Company and Parent deliver to the Executive written notice of intent not to renew at least thirty (30) days prior to the expiration of the Term or any Renewal Term. If this Agreement is renewed for one or more Renewal Terms, such Renewal Term shall be on the basis stated herein.

3.
Position and Duties. The Executive shall serve as the Executive Vice President and Provost of the Company and Provost of American Public University System, or in another position of equal or greater title, authority and responsibility, as assigned by the board of directors of the Parent (the “Board”), with duties and responsibilities as the Chief Executive Officer of the Company may from time to time determine and assign to the Executive. The Executive shall devote the Executive’s best efforts and full business time to the performance of the Executive’s duties and the advancement of the business and affairs of the Company.

4.
Place of Performance. In connection with the Executive’s employment by the Company, the Executive shall be based at the principal executive offices of the Company, which the Company retains the right to change in its discretion, or such other place as the Company and the Executive mutually agree.

5.	Compensation.
5(a).
Base Salary. The Company shall pay to the Executive an annual base salary (the “Base Salary”) at the rate of $220,000 per year. The Base Salary shall be reviewed no less frequently than annually and may be increased at the discretion of the Compensation Committee (the “Compensation Committee”) of the Board. If the Executive’s Base Salary is increased, the increased amount shall be the Base Salary for the remainder of the employment term hereunder, except that the Company may reduce the Executive’s Base Salary at any time as part of a general salary reduction applied to all employees of the Company with annual salaries in excess of $150,000 (the “Senior Executive Group”) in which case the Executive’s reduced Base Salary shall be the Base Salary for the remainder of the employment term hereunder. Any such reduction in the Executive’s Base Salary shall be no more than the lesser of the median percentage salary reduction applied to the Senior Executive Group or 20%. The Base Salary shall be payable biweekly or in such other installments as shall be consistent with the Company’s payroll procedures.

5(b).
Annual Bonus. The Executive shall be eligible to receive a bonus of up to 50% of the Executive’s Base Salary for each year as determined by the Compensation Committee in its sole discretion (the “Annual Bonus”), based upon the achievement of certain performance goals established by the Compensation Committee for each year, which shall be prorated in the first year for the portion of the year the Executive is employed. Under the Company’s 2011 Annual Incentive Compensation Plan, the Executive will also be eligible to receive an additional percentage of up to 20% of the Executive’s Base Salary for 2011 as determined by the Compensation Committee in its sole discretion, based upon the achievement of certain performance goals established by the Compensation Committee for 2011, which percentage shall be prorated for the portion of the year the Executive is employed pursuant to this Agreement.

5(c).
Other Benefits. The Executive shall be entitled to receive such other benefits approved by the Compensation Committee and made available to senior executives of the Company. The Executive also shall be entitled to participate in such plans and to receive such bonuses, incentive compensation and fringe benefits as may be granted or established by the Company from time to time. Nothing contained in this Agreement shall prevent the Company from changing carriers or from effecting modifications in insurance coverage for the Executive.

5(d).
Vacation; Holidays. The Executive shall be entitled to all public holidays observed by the Company and vacation days in accordance with the applicable vacation policies for senior executives of the Company, which shall be taken at a reasonable time or times.

5(e).
Withholding Taxes and Other Deductions. To the extent required by law, the Company shall withhold from any payments due Executive under this Agreement any applicable federal, state or local taxes and such other deductions as are prescribed by law or Company policy.

6.
Expenses. The Company shall reimburse the Executive for all reasonable expenses incurred by the Executive (in accordance with the policies and procedures in effect for senior executives of the Company) in connection with the Executive’s services under this Agreement. The Executive shall account to the Company for expenses in accordance with policies and procedures established by the Company.

7.	Confidential Information.
7(a).
Obligation of Confidentiality. The Executive covenants and agrees that the Executive will not ever, without the prior written consent of the Board or a person authorized by the Board or except as may be ordered by a court of competent jurisdiction, publish or disclose to any unaffiliated third party or use for the Executive’s personal benefit or advantage any confidential information with respect to the Company’s or Parent’s past, present, or planned business, including but not limited to all information and materials related to any Company or Parent business, business plan, product, service, procedure, strategy, method, technique, technology, research, strategy, plan, customer or supplier information, customer or supplier list, financial data, technical data, computer files, and computer software, including any of the foregoing that is in any stage of research, development, or planning, and any other information which the Executive obtained while employed by, or otherwise serving or acting on behalf of, the Company or the Executive or which the Executive may possess or have under her control, that is not generally known (except for unauthorized disclosures) to the public or within the industry in which the Company or Parent does business.

7(b).
Reasonable Restrictions. The Executive acknowledges that the restrictions contained in Section 7(a) hereof are reasonable and necessary, in view of the nature of the Company’s or Parent business, in order to protect the legitimate interests of the Company or Parent, and that any violation thereof would result in irreparable injury to the Company or Parent. Therefore, the Executive agrees that in the event of a breach or threatened breach by the Executive of the provisions of Section 7(a) hereof, the Company shall be entitled to obtain from any court of competent jurisdiction, preliminary or permanent injunctive relief restraining the Executive from disclosing or using any confidential information. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for breach or threatened breach, including, without limitation, recovery of damages from the Executive.

7(c).
Return of Materials. The Executive shall deliver promptly to the Company or Parent on termination of employment, or at any other time the Company or Parent may so request, all confidential materials, memoranda, notes, records, reports and other documents and materials (and all copies thereof), in whatever form or medium, that contain any of the foregoing, including but not limited to computer data, files, software, and hardware, relating to the Company’s, Parents or their respective affiliates’ respective businesses that the Executive obtained while employed by, or otherwise serving or acting on behalf of, the Company or Parent or which the Executive may then possess or have under her control.

8.	Non-Competition.
8(a).
Non-Competition. The Executive covenants and agrees that the Executive will not, during the Executive’s employment and for a period of one (1) year thereafter (to the extent permitted by law), in the United States or any other jurisdiction in which the Company or Parent is engaged or has reasonably firm plans to engage in business, (i) compete with the Company or the Parent on behalf of the Executive or any third party; (ii) participate as a director, agent, representative, stockholder or partner or have any direct or indirect financial interest in any enterprise which engages in any business in which the Company or the Parent is engaged; or (iii) participate as an employee or officer in any enterprise in which the Executive’s responsibility relates to any business in which the Company or the Parent is engaged; provided, however, that after the occurrence of both a Change of Control and the termination of the Executive’s employment, the foregoing will not prohibit the Executive from being employed by (1) a campus-based institution of higher education that derives no more than 20% of its revenues from online education, provided that, the Executive is not predominantly engaged in supporting the online education, or (2) an online learning company that does not provide higher education. The ownership by the Executive of less than one percent (1%) of the outstanding stock of any corporation listed on a national securities exchange shall not be deemed a violation of this Section 8(a).  For purposes of this Section 8(a), “Change of Control” means (i) the dissolution or liquidation of the Parent or a merger, consolidation, or reorganization of the Parent with one or more other entities in which the Parent is not the surviving entity, (ii) a sale of substantially all of the assets of the Parent to another person or entity, or (iii) any transaction (including without limitation a merger or reorganization in which the Parent is the surviving entity) which results in any person or entity owning 50% or more of the combined voting power of all classes of stock of the Parent.

8(b).
Injunctive Relief. In the event the restrictions against engaging in a competitive activity contained in Section 8(a) hereof shall be determined by any court of competent jurisdiction to be unenforceable by reason of their extending for too great a period of time or over too great a geographical area or by reason of their being too extensive in any other respect, Section 8(a) hereof shall be interpreted to extend only over the maximum period of time for which it may be enforceable and over the maximum geographical area as to which it may be enforceable and to the maximum extent in all other respects as to which it may be enforceable, all as determined by the court in the action.

8(c).
Non-Solicitation. The Executive covenants and agrees that the Executive will not, during the Executive’s employment and for a period of one (1) year thereafter solicit, induce, entice, or encourage or attempt to solicit, induce, entice, or encourage any employee of the Company or Parent or any of the Company’s or Parents respective affiliates to render services for any other person, firm, entity, or corporation or to terminate her employment with the Company, Parent or their respective affiliates.

9.	Termination of Employment.
	9(a).	Death. The Executive’s employment hereunder shall terminate upon the Executive’s death.
	9(b).	By the Company. The Company or Parent may terminate the Executive’s employment hereunder under the following circumstances:

(i) The Company or Parent may terminate the Executive’s employment hereunder for “Disability.” For purposes of this Agreement, “Disability” shall mean the Executive shall have been unable to perform all of the Executive’s duties hereunder by reason of illness, physical or mental disability or other similar incapacity, which inability shall continue for more than three (3) consecutive months.

(ii) The Company or Parent may terminate the Executive’s employment hereunder for “Cause.” For purposes of this Agreement, “Cause” shall mean (A) refusal by the Executive to follow a lawful written order of the Chief Executive Officer, Chairman of the Board or the Board, (B) the Executive’s engagement in conduct materially injurious to the Company or Parent or their respective reputations, (C) dishonesty of a material nature that relates to the performance of the Executive’s duties under this Agreement, (D) the Executive’s conviction for any crime involving moral turpitude or any felony, or (E) the Executive’s continued failure to perform her duties under this Agreement (except due to the Executive’s incapacity as a result of physical or mental illness) to the satisfaction of the Board for a period of at least thirty (30) consecutive days after written notice is delivered to the Executive specifically identifying the manner in which the Executive has failed to perform her duties.

(iii) The Company or Parent may terminate the Executive’s employment hereunder at any time other than for Disability or Cause, for any reason or for no reason at all.
9(c).	By the Executive. The Executive may terminate the Executive’s employment hereunder for “Good Reason.” For purposes of this Agreement, “Good Reason” shall mean:

(i) the assignment to the Executive of any duties inconsistent in any material respect with the Executive’s position as contemplated by Section 3 of this Agreement, excluding for this purpose an isolated, insubstantial and inadvertent action which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(ii) any material failure by the Company to comply with any of the provisions of this Agreement, other than an isolated, insubstantial and inadvertent failure which is remedied by the Company or Parent promptly after receipt of notice thereof given by the Executive;

(iii) there is a merger, acquisition or other similar affiliation by the Company with another entity and the Executive does not continue as the Provost of the University, or any other office she holds at the time of the transaction, of the most senior resulting entity succeeding to the business of the Company; or

(iv) any material failure by the Company or Parent to comply with and satisfy Section 14(c) of this Agreement.

In order to constitute Good Reason, Executive must provide notice to the Company and Parent of the existence of the condition within ninety (90) days of the initial existence. None of the foregoing events shall constitute Good Reason if the Executive consents in writing to such event. The Executive further understands and agrees that none of the foregoing events shall constitute Good Reason unless the Company or Parent fails to cure such asserted grounds for Good Reason within thirty (30) days of its receipt of notice from the Executive. In order to terminate her employment, if at all, for Good Reason, Executive must terminate employment within thirty (30) days of the end of the cure period if the breach has not been cured.

9(d).
Notice of Termination. Any termination of the Executive’s employment by the Company, the Parent or the Executive (other than pursuant to Section 9(a) hereof) shall be communicated by written “Notice of Termination” to the other party hereto in accordance with Section 10 hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon, if any, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

9(e).
Date of Termination. For purposes of this Agreement, the “Date of Termination” shall mean (i) if the Executive’s employment is terminated by the Executive’s death, the date of the Executive’s death; (ii) if the Executive’s employment is terminated pursuant to Section 9(b)(i) hereof, thirty (30) days after Notice of Termination, provided that the Executive shall not have returned to the performance of the Executive’s duties on a full-time basis during this 30-day period; (iii) if the Executive’s employment is terminated pursuant to Section 9(b)(ii) or 9(b)(iii) hereof, the date specified in the Notice of Termination; (iv) if the Executive terminates the Executive’s employment for Good Reason pursuant to Section 9(c) hereof, the date specified in the Notice of Termination, provided however that such date must occur after the cure period provided in Section 9(c); and (v) if the Executive’s employment is terminated for any other reason, the date on which Notice of Termination is given. Notwithstanding the foregoing, the Executive will be deemed to have a Date of Termination for purposes of determining the timing of any payments or benefits hereunder that are classified as deferred compensation only upon a “separation from service” within the meaning of Code Section 409A.

10.	Compensation Upon Termination.
10(a).
If the Executive’s employment is terminated by the Executive’s death, the Company shall pay to the Executive’s estate, or as may be directed by the legal representatives of the estate, (i) the Executive’s full Base Salary through the Date of Termination and (ii) all other unpaid amounts, if any, to which the Executive is entitled as of the Date of Termination in connection with any fringe benefits or under any incentive compensation plan or program of the Company pursuant to Section 5(b) “Annual Bonus” and Section 5(c) “Other Benefits” hereof, at the time these payments are due and the Company shall have no further obligations to the Executive under this Agreement.

10(b).
If the Company terminates the Executive’s employment for Disability as provided in Section 9(b)(i) hereof, the Company shall pay the Executive her full Base Salary through the Date of Termination and all other unpaid amounts, if any, to which the Executive is entitled as of the Date of Termination in connection with any fringe benefits or under any incentive compensation plan or program of the Company pursuant to Sections 5(b) and (c) hereof, at the time these payments are due, and the Company shall have no further obligations to the Executive under this Agreement; provided, that payments made to the Executive during the Disability Period shall be reduced by the sum of the amounts, if any, payable to the Executive at or prior to the time of any payment under disability benefit plans of the Company and which amounts were not previously applied to reduce any payment.

10(c).
If the Company terminates the Executive’s employment for Cause as provided in Section 9(b)(ii) hereof, the Company shall pay the Executive the Executive’s full Base Salary through the Date of Termination and all other unpaid amounts, if any, to which Executive is entitled as of the Date of Termination in connection with any fringe benefits or under any incentive compensation plan or program of the Company pursuant to Section 5(c) hereof, and the Company shall have no further obligations to the Executive under this Agreement.

10(d).
If the Executive terminates the Executive’s employment other than for Good Reason, the Company shall pay the Executive the Executive’s full Base Salary through the Date of Termination and all other unpaid amounts, if any, to which Executive is entitled as of the Date of Termination in connection with any fringe benefits or under any incentive compensation plan or program of the Company pursuant to Sections 5(b) and (c) hereof, and the Company shall have no further obligations to the Executive under this agreement.

10(e).
If the Company or Parent terminates the Executive’s employment with the Company other than for Cause or Disability or the Executive terminates the Executive’s employment for Good Reason as provided in Section 9(c) hereof, at any time prior to the expiration of this Agreement or within the 12 month period following the expiration of this Agreement, upon execution of a general release by the Executive in favor of the Company and Parent in a form reasonably acceptable to and approved by the Company or Parent, the Company shall pay the Executive the following amounts and shall have no further obligations to the Executive:

(i) the sum of (1) the Executive’s Base Salary through the Date of Termination to the extent not theretofore paid, (2) the product of (x) the Annual Bonus (to the extent Company and Executive performance targets for the year in which employment terminates are satisfied, adjusted for the short period through the Date of Termination, for an Annual Bonus) and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the effective date of termination of the Executive’s employment (the “Date of Termination”), and the denominator of which is 365, and (3) any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) and any accrued vacation pay, in each case, to the extent not theretofore paid, (the sum of the amounts described in clauses (1), (2), and (3) shall be hereinafter referred to as the “Accrued Obligations”) in a lump sum in cash within 30 days of the Date of Termination, except with regard to the Annual Bonus which will be paid at the same time Annual Bonuses for the year of termination are paid, but in no event later than March 15 of the year after the year of termination;

(ii) an amount equal to the sum of (x) the Executive’s Base Salary and (y) the Annual Bonus (to the extent Company and Executive performance were satisfying the performance targets, adjusted for the short period, after the Date of Termination to the end of the calendar year for an Annual Bonus and as to the remainder of the twelve month period following the Date of Termination, only if net income has increased from the same period in the prior year and the performance targets established for the successor Provost were being satisfied for that period), in substantially equal proportionate installments in accordance with the Company’s normal payroll practices, commencing with the first payroll period in the month following the month in which the Date of Termination occurs, for a period of twelve (12) months, except with regard to the Annual Bonus which will be paid at the same time Annual Bonuses for the year of termination are paid, but in no event later than March 15 of the year after the year of termination;

(iii) for twelve (12) months after the Date of Termination, or any longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company shall continue benefits to the Executive and/or the Executive’s family at least equal to those which would have been provided to them in accordance with the welfare benefit plans, practices, policies and programs provided by the Company and its affiliated companies (including, without limitation, medical, prescription, dental, employee life, group life insurance plans and programs, but not including disability or accidental death and travel accident insurance plans and programs) to the extent applicable generally to other peer employees of the Company and its affiliated companies, as if the Executive’s employment had not been terminated; provided, however, that if the Executive becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under another employer provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under the other plan during the applicable period of eligibility; and

(iv) to the extent not theretofore paid or provided, for twelve (12) months after the Date of Termination, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies (these other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).

	10(f).	No Duty to Mitigate. The Executive shall not be required to mitigate amounts payable pursuant to Section 10 hereof by seeking other employment.
10(g).
No Additional Payments. Notwithstanding anything to the contrary in this Agreement, the Executive acknowledges and agrees that in the event of the termination of her employment, even if in breach of this Agreement, she will be entitled only to those payments specified herein for the circumstances of her termination, and not to any other payments by way of damages or claims of any nature, whether under this Agreement or under any other agreements between the Executive and the Company.

11.
Notices. All notices, demands, requests or other communications required or permitted to be given or made hereunder shall be in writing and shall be delivered, telecopied or mailed by first class registered or certified mail, postage prepaid, addressed as follows:

(a)	If to the Company:
American Public University System, Inc. 111 West Congress Street Charles Town, WV 25414 Telecopy: (304) 724-3801 Attention: Chief Executive Officer
(b)	If to the Parent:
American Public Education, Inc. 111 West Congress Street Charles Town, WV 25414 Telecopy: (304) 724-3801 Attention: Chief Executive Officer
(c)	If to the Executive, to the Executive’s address set forth on the signature page to this Agreement, or to the home address of the executive in the official records of the Company;

or, in the case of the Company or Parent, to such other address as the Company or Parent may designate in a notice to the other. Each notice, demand, request or other communication that shall be given or made in the manner described above shall be deemed sufficiently given or made for all purposes three (3) days after it is deposited in the U.S. mail, postage prepaid, or at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, the answer back or the affidavit of messenger being deemed conclusive evidence of delivery) or at such time as delivery is refused by the addressee upon presentation

12.
Severability. The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect.

13.
Survival. It is the express intention and agreement of the parties hereto that the provisions of Sections 7 and 8 hereof shall survive the termination of employment of the Executive and the expiration of this Agreement.  It is the express intention and agreement of the parties hereto that the provisions of Section 10(e) shall survive the expiration of this Agreement for a period of twelve (12) months.  In addition, all obligations of the Company to make payments hereunder shall survive any termination of this Agreement on the terms and conditions set forth herein.

14.	Successors and Assigns.
14(a).
This Agreement is personal to the Executive and without the prior written consent of the Company and Parent shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

	14(b).	This Agreement shall inure to the benefit of and be binding upon the Company and the Parent and their successors and assigns.
14(c).
The Company and Parent will require any successor or any party that acquires control of the Company and the Parent (whether direct or indirect, by purchase, merger, consolidation or otherwise) or all or substantially all of the business and/or assets of the Company or the Parent to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company and the Parent would be required to perform it if no succession had taken place. As used in this Agreement, “Company” and “Parent” shall mean the Company or Parent, respectively, as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

15.
Binding Effect. Subject to any provisions hereof restricting assignment, this Agreement shall be binding upon the parties hereto and shall inure to the benefit of the parties and their respective heirs, devisees, executors, administrators, legal representatives, successors and assigns.

16.
Amendment; Waiver. This Agreement shall not be amended, altered or modified except by an instrument in writing duly executed by the parties hereto. Neither the waiver by either of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure of either of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any provisions, rights or privileges hereunder.

17.
Headings. Section and subsection headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

18.
Governing Law. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of West Virginia (but not including the choice of law rules thereof).

19.
Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and it supersedes all prior oral or written agreements, commitments or understandings with respect to the matters provided for herein.

20.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which shall be deemed to constitute one and the same instrument.
21.
Limitations Under Code Section 409A. Anything in this Agreement to the contrary notwithstanding, if (A) on the date of termination of Executive’s employment with the Company or a Subsidiary, any of the Company’s stock is publicly traded on an established securities market or otherwise (within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code, as amended (the “Code”)), (B) if Executive is determined to be a “specified employee” within the meaning of Section 409A(a)(2)(B) of the Code, (C) the payments exceed the amounts permitted to be paid pursuant to Treasury Regulations section 1.409A-1(b)(9)(iii) and (D) such delay is required to avoid the imposition of the tax set forth in Section 409A(a)(1) of the Code as a result of such termination, the Executive would receive any payment that, absent the application of this Section 21, would be subject to interest and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(2)(B)(i) of the Code, then no such payment shall be payable prior to the date that is the earliest of (1) 6 months after the Executive’s termination date, (2) the Executive’s death or (3) such other date as will cause such payment not to be subject to such interest and additional tax (with a catch-up payment equal to the sum of all amounts that have been delayed to be made as of the date of the initial payment).

It is the intention of the parties that payments or benefits payable under this Agreement not be subject to the additional tax imposed pursuant to Section 409A of the Code. To the extent such potential payments or benefits could become subject to such Section, the parties shall cooperate to amend this Agreement with the goal of giving the Executive the economic benefits described herein in a manner that does not result in such tax being imposed.

For purposes of Section 409A, the Executive’s right to receive installment payments pursuant to this Agreement including, without limitation, each severance payment and COBRA continuation reimbursement shall be treated as a right to receive a series of separate and distinct payments.

Any amount that the Executive is entitled to be reimbursed under this Agreement will be reimbursed to the Executive as promptly as practical and in any event not later than the last day of the calendar year after the calendar year in which the expenses are incurred. Any right to reimbursement or in kind benefits will not be subject to liquidation or exchange for another benefit. The amount of the expenses eligible for reimbursement during any taxable year will not affect the amount of expenses eligible for reimbursement in any other taxable year.

Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement, or have caused this Agreement to be duly executed on their behalf, as of the day and year first hereinabove written.

AMERICAN PUBLIC UNIVERSITY SYSTEM, INC.

By: /s/ Wallace E. Boston
Name: Wallace E. Boston, Jr.
Title: President

AMERICAN PUBLIC EDUCATION, INC.

By: /s/ Wallace E. Boston
Name: Wallace E. Boston, Jr.
Title: CEO

THE EXECUTIVE:

Karan H. Powell
Address: